Exhibit 10.6

Needham Bank

Long-term Incentive Plan

Effective January 1, 2020

TABLE OF CONTENTS

Section		Page

I.	Plan Purposes	1

II.	Compensation Philosophy	1

III.	Definitions of Key Terms	1

IV.	Participation	1

V.	Plan Concept and Operating Guidelines	2
	a. Plan Description
	b. Individual and Corporate Performance Contingencies

VI.	Award Opportunities for Participating Executives	2
	a. Types of Award Opportunities
	b. Award Payouts
	c. Terms and Conditions of Awards

VII.	Vesting of Grant Interests and Distribution of Awards	3
	a. Vesting of Grant Interests
	b. Distribution of Vested Awards
	1. Change in Control
	2. Upon Permanent Disability or Death of Executive
	3. Voluntary Termination of Employment
	c. Active Employment Contingency
	d. Forfeiture of Interests Upon Termination for Cause
	e. Tax Treatment of Proceeds

VIII.	Plan Management	4
	a. Management Prerogatives
	b. Status Reporting to Participants
	c. Participating Executive Bound by Plan/Non-compete Non-solicitation
	d. Claims Procedure
	e. Amendment and Modification
	f. Termination (of the Plan)
	g. Severability

Exhibits
1.	Definitions of Key Terms
2.	List of 2020 Participating Positions
3.	Sample Grant Agreement

Needham Bank

LONG-TERM INCENTIVE PLAN

Effective January 1, 2020

I.              Plan Purposes

This executive long-term incentive plan will permit participating executives to realize future financial rewards when their collective performances result in attainment of the Company’s strategic objectives for growth, profitability, and increased enterprise value. This executive long-term incentive plan is implemented and administered to recognize, reward and retain senior leadership and those executives that have substantially contributed to the growth of Needham Bank that have or are expected to have contributed to the growth of Needham Bank.

II.            Compensation Philosophy

Needham Bank (“the Company”) wishes to provide a comprehensive compensation program for those senior executives whose performance and contributions to the business materially enhance and aid the attainment of desired business results. This long-term incentive plan is intended to be an integral part of the total compensation opportunity offered by the Company to these key executives. It is intended as an adjunct, not an offset, to the other forms of compensation already provided by Needham Bank.

III.	Definitions of Key Terms

The description of this long-term incentive plan for key executives of Needham Bank contains several terms that may be unfamiliar to participants and/or have a specific legal definition when used in the context of this type of executive compensation plan. Plan terms and their definitions are provided in Exhibit 1.

IV.	Participation

Participation in this Plan is open to any person employed by Needham Bank in a regular ongoing relationship that meets applicable tests in labor regulation for employee status and is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA. While all designated executives are eligible for awards, the extent of participation among the selected executives may vary based on level, scope and type of responsibility within the organization, the significance of actual contributions to the development and success of the business, the importance of future contributions to the business, and at the discretion of the Compensation Committee.

Under certain circumstances, Needham Bank’s Compensation Committee may, in their sole and absolute discretion, at any time, change the eligibility criteria for Plan participation by an executive or determine that one or more Plan participants have ceased to be a key executive for purposes of Plan participation. As a result, the Plan Administrator may be directed by the Compensation Committee to suspend vesting of existing grants, suspend or “freeze” further appreciation in a vested but undistributed grant, and/or decline to make additional grants to a participant. The designation of an executive as a Plan participant in any year shall not confer upon such executive any right to continuing employment with the Company or to be designated as a participating executive in any future fiscal year in which the Plan exists.

A list of participant(s) and/or position(s) participating in this Plan is provided in Exhibit 2. This participant list will be reviewed, adjusted as necessary, and authorized by the Compensation Committee annually.

V.            Plan Concept and Operating Guidelines

a.	Plan Description. Beginning in 2020, after the end of the fiscal year or calendar year, as applicable, and the completion of financial statements and company valuation, and assuming certain financial performance criteria have been satisfied, the Plan Administrator, with approval and direction from the Compensation Committee, will initiate award grant(s) to eligible participants. The size of the award and the associated terms and conditions of the award will be formalized in a grant agreement. See Exhibit 3. Generally, the value associated with a grant will fluctuate (either increase or decrease) based on Needham Bank’s Tangible Book Value for each fiscal or calendar period, as applicable, during the vesting period. At the end and completion of the third anniversary following the effective date of the grant, the value of the grant on that third anniversary will become vested.

b.	Individual and Corporate Performance Contingencies. The decision to make an annual grant to a participant and the size and related terms and conditions of a grant are subject to the Compensation Committee’s assessment of Needham Bank’s performance during the fiscal year or calendar year, as applicable, just completed, with a grant date occurring after the completion of the financial statements preparation in the first quarter of the following year.

VI.	Award Opportunities for Participating Executives

This Plan is intended to provide participating executives with long-term compensation opportunities based on the increasing value of the business.

a.	Types of Award Opportunities. Under provisions of this Plan, participating executives may receive a grant subject to vesting and other conditions specified in a Grant Agreement. The Plan may be amended at a future time to provide for other types of award opportunities.

b.	Award Payouts. Upon a distribution event, the value of vested awards will be paid to participants, less any required withholding for income taxes and other regular payroll deductions or deferred at the election of the participating executive in compliance with the rules and regulations applicable to Needham Bank’s nonqualified deferred compensation plan.

c.	Terms and Conditions of Awards. Terms and conditions of each grant will be determined individually and documented in the Long-term Incentive Plan Grant Agreement (“Agreement”). This Agreement will serve as the basis of understanding between the participant and Needham Bank regarding the nature and size of the grant, the costs, if any, associated with the grant, and all other terms, qualifications and contingencies affecting the grant. Exhibit 3 provides an illustration of a typical grant agreement in adherence with IRS regulations.

VII.              Vesting of Grant Interests and Distribution of Awards

a.	Vesting of Grant Interests. Grants received under this Plan will be subject to certain service time vesting requirements as specified in the individual grant agreements. Where service time is used as the basis for vesting, only full years of service, as defined in Exhibit 1, from award date will be applied for vesting purposes.

b.	Distribution of Vested Awards. Distribution of the value (appreciation) of a grant will be triggered by full vesting of the grant. Proceeds will be paid to the participant within seventy-five (75) days following the vesting date. Participating executives may defer the vested grant at the election of the participating executive in compliance with the rules and regulations applicable to Needham Bank’s nonqualified deferred compensation plan. The value of awards granted under this Plan may be distributed earlier upon occurrence of one of the following triggering events:

1.	Change in Control. Upon a Change in Control, participants will become fully vested in all grants received prior to the event. See the definition of Change of Control in Exhibit 1.

2.	Permanent Disability or Death of the Employee. Following the Permanent Disability or Death of a participating executive, Needham Bank will declare all grants fully vested and distribute the full value (appreciation) of all grant interests to the participant, the participant’s guardian or the participant's estate, as appropriate.

3.	Involuntary and Voluntary Separation from Service. Should a participating executive incur an involuntary or voluntary Separation from Service, other than due to Retirement, with Needham Bank, his/her unvested vested awards will be forfeited unless vesting is otherwise approved by the Board of Directors of Needham Bank.

4.	Retirement. Upon a participating executive’s voluntary Separation from Service with the Needham Bank after the employee has completed at least ten (10) Years of Employment and attained the at least sixty-five (65) years of age while actively employed by Needham Bank, such participating executive shall be vested in their grant(s). Notwithstanding the foregoing, Needham Bank may, in their sole and absolute discretion, provide for different criteria for the satisfaction of a Retirement vesting event within a participating executive’s Participant Grant Agreement. For purposes of this provision, “Years of Employment” shall be measured by the participating executive’s employment with Needham Bank during a twelve (12) month period commencing with the participating executive’s date of hire and anniversaries thereof.

c.	Active Employment Contingency. Eligibility to participate in this Plan and continuing vesting of grant interests are dependent upon continuing active employment with Needham Bank and Needham Bank, in its sole discretion, continuing to extend eligibility to the participating executive.

d.	Forfeiture of Interests Upon Termination for Cause. A participating executive, who incurs a Separation from Service for Cause, as determined in the sole and absolute discretion of the Compensation Committee, or his/her designated Plan Administrator, shall forfeit all rights and interests granted under this Plan.

e.	Tax Treatment of Proceeds from this Plan. In all instances, the proceeds received from the distribution of vested awards will constitute current earned income to the participating executive and will be subject to Federal and State income tax during the year in which the distribution occurs. Needham Bank is obligated to make normal tax withholdings before delivering proceeds to the participating executive.

VIII.              Plan Management

a.	Management Prerogatives. The Compensation Committee of Needham Bank is solely responsible for the design and management of this Plan. He/she may delegate operational responsibilities to officers or outsiders whom he/she designates as Plan Administrators to ensure effective management of the Plan.

b.	Status Reporting to Participants. Each participant will receive an annual statement summarizing total awards granted, vested and unvested interests, and the current value of vested and unvested awards.

c.	Participating Executive Bound by Plan – Non-compete/Non-solicitation. The participating executive acknowledges receipt of a copy of this Plan and a grant agreement and agrees to be bound by all of the terms and provisions therein contained. In accepting an award, participant also agrees not to compete with Needham Bank or to solicit its customers or employees as required by the Plan. In witness whereof, Needham Bank has caused this agreement to be executed on its behalf by the Plan Administrator(s) and the participant on the date indicated.

d.	Claims and Review. If the executive, beneficiary or his or her representative is denied all or a portion of an expected benefit for any reason and the executive, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator. The Agreement requires all claims for benefits hereunder be made pursuant to those claims procedure requirements under DOL Reg. §2560.503-1, as amended from time to time. Executive, beneficiary or his or her representative may file with the Administrator a written claim for benefits, if the executive, beneficiary or his or her representative disputes the Administrator’s determination regarding a benefit. The Administrator under this Section VIII will provide a separate written document to executive, beneficiary or his or her representative explaining the Agreement’s claims procedures and which by this reference is incorporated into the Agreement. Such documentation shall be written in manner that is in a culturally and linguistically appropriate manner to the party receiving the documentation.

e.	Amendment and Modification. The Compensation Committee may, at any time, in his sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any vested awards, and provided that such amendment or modification complies with applicable state and federal statutes and related regulations thereunder.

f.	Termination. The Compensation Committee reserves the right to terminate the Plan in whole or in part except that no such termination shall have any retroactive effect to reduce any vested awards to a participating executive.

g.	Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein.

Exhibit 1

Needham Bank

Long-term Incentive Plan

Definitions of Key Terms

Certain terms that appear in the description of Needham Bank Long-term Incentive Plan are defined, for purposes of the Plan, as follows:

Cause	Only the following shall constitute “Cause” for such termination:

(i)              Conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for, any criminal offense involving dishonesty or breach of trust or any felony or crime of moral turpitude;

(ii)             Commission of an act of fraud upon the Bank;

(iii)            Willful refusal to perform the duties reasonably assigned

(iv)            Willful breach of fiduciary duty or willful misconduct act of moral turpitude that materially and adversely affects the Bank or, in the opinion of the Compensation Committee, has the ability to do so.

Change in Control	Such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A of the Internal Revenue Code.

Disability	Provided that such term shall be interpreted as follows: a participant shall be considered to have incurred a Disability if: (i) the participant is unable to engage in any substantial gainful employment activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s Employer; or (iii) determined to be totally disabled by the Social Security Administration.

Full Year of Service	For vesting purposes under this Plan, a period of 365 consecutive days during which the participating executive is considered a full-time employee of Needham Bank and is listed on Needham Bank’s roster as an active employee on the last day of the tolling period.

Participating Executive	A person employed by Needham Bank in a regular ongoing relationship which meets applicable tests in labor regulation for employee status and is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA.

Performance Grant	A monetary grant awarded to a participating executive that will serve as the basis of a future monetary reward to the participant based on Needham Bank’s success over the period of specified in the participating executive’s Participant Grant Agreement.

Plan Administrator(s)	An individual or individuals designated by the Compensation Committee to administer the Plan. The Plan Administrator(s) have authority over all aspects of Plan administration, subject to final review by the Compensation Committee.

Retirement	For purposes of this Plan, a voluntary Separation from Service with the Company after the employee has completed at least ten (10) years of service and attained the at least sixty-five (65) years of age. Notwithstanding the foregoing, Needham Bank may, in their sole and absolute discretion, provide for different criteria for the definition of Retirement within a participating executive’s Participant Grant Agreement.

Separation from Service	A Participant shall incur a Separation from Service with Needham Bank due to death, Retirement or other termination of employment with the Needham Bank unless the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with Needham Bank under an applicable statute or by contract. Upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, the Plan Administrator(s) reserves the right to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

Tangible Book Value	Tangible Book Value shall mean Needham Bank’s accounting book value minus good will. The annual appreciation percentage year over year of this Tangible Book Value shall be the annual interest rate applied to each annual grant.

Vesting	The service time and/or performance contingencies which must be satisfied before a participant achieves an interest in an award.

IN WITNESS WHEREOF, the Bank executed this Plan on the date set forth below.

NEEDHAM BANK

By:	/s/ Chris Lynch
Compensation Committee Chair on behalf of the Board of Directors

Date:	January 1, 2020

Exhibit 2

Needham Bank
Long-term Incentive Plan

List of Positions/Participants Participating in the Plan for 2020

Exhibit 3

Needham Bank

Long-term Incentive Plan

Participant Grant Agreement

This Agreement is made the                       day of                                           , 20          , by and between Needham Bank ("the Company") and                                                     ("the participant"), an employee of the Company serving in an executive capacity on this date.

A. Declaration of Award to Participant

In recognition of the participant's role in Needham Bank and the extent of opportunities for the executive to contribute to the growth and success of the business, the Compensation Committee of the Board of Directors of Needham Bank awards grants to participants.

B. Terms and Conditions of the Grant

1.	Term of the Grant. This grant will remain in effect and available to the participant throughout the participant's active employment in an executive capacity, until such time as vested portions of the award are distributed, the award is terminated in accordance with the terms of the Plan, or the award is modified or terminated because of a change in the Plan itself or by action of the Plan Administrator(s).

2.	Vesting of Award Interests. The participant will vest interests in the grant upon the earliest of the following to occur: (i) the third anniversary of the effective date of the grant, (ii) the participating executive’s Retirement, (iii) the participating executive’s death or (iv) the participating executive’s Disability. There is no vesting credit provided for partial service years.

3.	Distribution of the Vested Grant. Unless otherwise validly deferred into the Needham Bank’s nonqualified deferred compensation plan, the then current value of this grant will be distributed to the participant within seventy-five (75) days following vesting of the grant. Distributions may occur earlier should a qualifying event occur before the grant is fully vested. These qualifying events are described in the Plan description.

4.	Participant's Rights. A participant's interests and rights will be limited to the cash value of the vested grant.

5.	Investment Requirement. The participant is not required to make any investment in the Company in order to participate in this Plan.

6.	Forfeiture of Interests. Upon a participant’s involuntary or voluntary Separation from Service, the participant will forfeit all interests in awards issued under this Plan, whether or not vested.

7.	Distribution of Proceeds. Proceeds from these awards will be distributed to the participant, less any amounts required by then current tax withholding regulations, in accordance with the terms and conditions of the Plan.

8.	Active Employment Contingency. The participant's opportunity to receive grants and to vest interests in grants is contingent upon continuation of active employment with the Needham Bank, except in cases of Retirement, Disability or death as explained in the Plan description.

9.	Nontransferability of Grant. The participant's rights and financial interests in this award may not be transferred other than by will or laws of descent and distribution.

10.	Employment Rights. Receipt of grants under this Plan does not constitute an employment agreement between the participant and the Needham Bank. The employment relationship may be terminated at any time by either party at will.

C. Notices

Any notice hereunder to the Needham Bank shall be addressed to its offices in                                     to the attention of the Plan Administrator, and any notice to the participant shall be addressed to him or her at the address of record in the Needham Bank's personnel files.

D. Participant Bound by Plan

The participating executive acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by all of the terms and provisions therein contained. In accepting this award, the participating executive also agrees to comply with all employment documentation required to be executed by Needham Bank, including but not limited to, the participating executive’s executed Needham Bank non-competition and non-solicitation agreement(s) (“Employment Documentation”). Distribution of the benefit provided by this Plan is contingent on the participating executive’s compliance their executed Employment Documentation. In witness whereof, the Needham Bank has caused this Agreement to be executed on its behalf by the Plan Administrators and the participant on the date indicated.

For the Needham Bank:

By the Participant:

needham bank

FIRST Amendment TO

NEEDHAM BANK LONG-TERM INCENTIVE PLAN

WHEREAS, Needham Bank (hereinafter referred to as “Bank”) previously established the Needham Bank Long-term Incentive Plan, effective January 1, 2020 (the “Plan”) to permit participating executives to realize future financial rewards when their collective performances result in the attainment of certain objectives, growth, profitability, and increased enterprise value; and

WHEREAS, the Bank desires to amend the Plan to include certain provisions required under Section 409A of the Internal Revenue Code of 1986, as amended, for public companies; and

WHEREAS, Section VIII.e. provides that the Compensation Committee may amend or modify the Plan in certain respects at any time.

NOW THEREFORE, the Bank does hereby amend the Plan as follows, effective as of June 1, 2023:

1.	The definition of Separation from Service in Exhibit 1 of the Plan is hereby deleted in its entirety.

2.	The following new Section VIII.h. is added to the Plan:

“h. Code Section 409A.

1.              Separation from Service. Provided that such term shall be interpreted within the meaning of regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), a participant shall incur a Separation from Service with a Service Recipient due to death, retirement or other termination of employment with the Service Recipient unless the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Service Recipient under an applicable statute or by contract. Upon a sale or other disposition of the assets of the Company to an unrelated purchaser, the Company reserves the right, to the extent permitted by Code Section 409A to determine whether participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service. For purposes of this provision, the term “Service Recipient” means Needham Bank or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

2.              Specified Employee. Notwithstanding anything in this Plan to the contrary, if a participant is a Specified Employee and a distribution under this Plan is due to the participant’s Separation from Service (other than due to death), then solely to the extent necessary to avoid penalties under Code Section 409A, the distribution (or any part thereof) shall be delayed and paid on the first day of the seventh month following the Separation from Service. For purposes of this Plan, the term “Specified Employee” means an individual who also satisfies the definition of “key employee” as that term is defined in Code Section 416(i) (without regard to paragraph (5) thereof).

3.              Code Section 409A Generally. To the extent applicable, it is intended that the Plan complies with the provisions of Code Section 409A. The Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Code Section 409A shall have no force and effect until amended to comply with Code Section 409A.”

[signature page follows]

IN WITNESS WHEREOF, Needham Bank has executed this First Amendment to the Needham Bank Long-term Incentive Plan on this 31st day of May, 2023.

Needham Bank:

By:	/s/ Chris Lynch

Title:	Chris Lynch, Chair, Compensation Committee